EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No 333-27555) pertaining to the 1997 Stock Incentive Plan of Journal Register Company of our report dated March 25, 2005, except for Note 10 — Dispositions for which the date is March 15, 2007, with respect to the 2004 consolidated financial statements and schedule of Journal Register Company, included in the Annual Report (Form 10-K) of Journal Register Company for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey
March 15, 2007